UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 21, 2006

Lehman Brothers Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9466	13-3216325
(Commission File Number)	(IRS Employer Identification No.)

745 Seventh Avenue
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 526-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 21, 2006, the Board of Directors of Lehman Brothers Holdings Inc. (the “Registrant”) approved an amendment to Article II, Section 2 and Article III, Section 1 of the Registrant’s Amended and Restated By-Laws to adopt a majority vote standard in an uncontested election of the Board of Directors. The new majority vote standard provides that to be elected in a non-contested election, a director nominee must receive a majority of the votes cast such that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director). A plurality vote standard will be retained for the election of directors only in the event of a contested election. A copy of the Amended and Restated By-Laws is attached as Exhibit 3.01 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 8.01.        Other Events

In addition to the amendment of the Registrant’s Amended and Restated By-Laws, the Registrant also approved an amendment to its Corporate Governance Guidelines that requires any incumbent director who is not elected to the Board of Directors in a non-contested election to promptly tender his or her resignation.

The text of the Corporate Governance Guidelines amendment states:

Under Article III, Section 1 of the By-laws, in an uncontested election, each director shall be elected by a majority vote. In that connection, the Board of Directors will not nominate for director any director candidate who is an incumbent director unless and until such director candidate has submitted in writing his or her irrevocable resignation as a director, which resignation would be effective upon the director’s failure to receive the required majority vote in any uncontested election and the Board of Director’s acceptance of such resignation. If a resignation agreement is not executed by an incumbent director prior to the election of directors, it is the policy of the Board that if such director fails to receive the required majority vote in an uncontested election, he or she shall, promptly after certification of such vote, tender his or her resignation to the Chairman of the Board which resignation would be effective upon its acceptance by the Board of Directors.

If an incumbent director is not elected by a majority of the votes cast (unless, pursuant to Article III, Section 1 of the By-laws, the director election standard is a plurality of the votes cast), the incumbent director shall promptly tender his or her resignation to the Board of Directors. A recommendation on whether to accept such resignation shall be made by the Nominating and Corporate Governance Committee, or, if a majority of such committee did not receive the required majority vote, a majority of the Board of Directors shall appoint a special committee of Independent Directors (as defined below) for such purpose of making a recommendation to the Board of Directors (the “Special Nominating Committee”). If fewer than three Independent Directors received the required majority vote, the Board of Directors shall act on the resignation offers. The applicable committee, if any, shall make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors shall act on any such resignation offer and publicly disclose its decision within 90 days from the date of the certification of the election results. Notwithstanding the foregoing, if acceptance by the Board of Directors of all the offers of resignation then pending would result in the Corporation having fewer than a majority of the directors who were in office before the election, the Board of Directors may determine to extend such 90-day period by an additional 90 days upon the conclusion that such an extension is in the best interests of the Corporation. The term “Independent Director” for these resignation and recusal policies shall mean a director who complies with the “independent director” requirements under the rules of NYSE, under law or under any rule or regulation of any other regulatory body or self regulatory body applicable to the Corporation.

If any director’s resignation offer is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject, however, to the director’s earlier death, disability, resignation, retirement, disqualification or removal from office. If a director’s offer of resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, or Special Nominating Committee, as may be applicable, may fill the resulting vacancy pursuant to the By-laws or may decrease the size of the Board pursuant to the By-laws.

The Board of Directors expects an incumbent director that fails to receive the required majority vote in any uncontested election to exercise voluntary recusal from participation, except in limited circumstances, in any consideration by the Nominating and Corporate Governance Committee (or such other committee as may be designated pursuant to the policy set forth above) and by the Board of Directors with respect to whether to accept or reject such director’s resignation or whether other action should be taken; provided that if the number of Independent Directors who were successful incumbents is fewer than three, all directors may participate in the decisions of the Board of Directors pursuant to these resignation and recusal policies.

The Registrant’s Corporate Governance Guidelines are available on its public website at www.lehman.com.

Item 9.01 Financial Statements and Exhibits (d) Exhibits. 3.01 Amended and Restated By-Laws of the Registrant, amended as of December 21, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEHMAN BROTHERS HOLDINGS INC.
Date: December 27, 2006	By:	/s/ James J. Killerlane III
James J. Killerlane III Vice President Assistant Secretary

EXHIBIT INDEX

Exhibit 3.01	Amended and Restated By-Laws of the Registrant, amended as of December 21, 2006